As filed with the Securities and Exchange Commission on March 31, 2015

Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

___________________________

fOrm S-8

registration statement under the securities act of 1933

___________________________

COGENTIX MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3430173 (I.R.S. Employer Identification No.)

5420 Feltl Road

Minnetonka, Minnesota 55343

(Address of Principal Executive Offices) (Zip Code)

___________________________

Cogentix Medical, Inc. 2015 Omnibus Incentive Plan

Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (as amended)

16 Individual Option Agreements

(Full Titles of the Plan)

Brett Reynolds

Senior Vice President, Chief Financial Officer and Corporate Secretary

Cogentix Medical, Inc.

5420 Feltl Road

Minnetonka, Minnesota 55343

(952) 426-6140

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy requested to:

William E. McDonald, Esq.

Oppenheimer Wolff & Donnelly LLP

Campbell Mithun Tower, Suite 2000

222 South Ninth Street

Minneapolis, Minnesota 55402

(612) 607-7507

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share
Cogentix Medical, Inc. 2015 Omnibus Incentive Plan	2,500,000 shares	N/A	$1,000,000	$116
Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (as amended)	1,295,436 shares	N/A	$518,175	$60
16 Individual Option Agreements	290,648 shares	N/A	$116,259	$14
Total	4,806,084 shares	N/A	$1,634,434	$190

_________________

(1)	The maximum number of shares of common stock, par value $0.01 per share, of Cogentix Medical, Inc. (“Common Stock”) that may be issued under the plans covered by this registration statement is subject to adjustment in accordance with certain provisions of the plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend or other similar transaction while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.
(2)	As described in the Explanatory Note below, the number of shares of Common Stock being registered hereby consists of an aggregate of 4,086,084shares.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported on The NASDAQ Capital Market on March 25, 2015.

EXPLANATORY NOTE

On March 31, 2015, Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), merged with and into Visor Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Vision-Sciences, Inc. (“Merger Sub”), as contemplated by the Agreement and Plan of Merger, dated December 21, 2014 (the “Merger Agreement”), among Uroplasty, Vision-Sciences, Inc. and Merger Sub (the “Merger”). As a result of the Merger, Vision-Sciences, Inc. changed its name to Cogentix Medical, Inc. (the “Company” or “Registrant”).

As of the effective Time of the Merger, the maximum number of shares of common stock, par value $0.01 per share, of Cogentix Medical, Inc. (“Common Stock”) authorized for issuance under the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan (the “Cogentix Plan”) is (i) 2,500,000 shares (as adjusted for a one-for-five reverse stock split), which includes the number of shares that may become issuable in connection with the settlement of performance awards granted in October 2014 to executive officers of Uroplasty under the Uroplasty, Inc. 2006 Amended Stock Incentive Plan, which awards are assumed by the Company in connection with the Merger, plus (ii) the number of shares subject to awards outstanding under the prior plans (as defined in the Cogentix Plan) as of the date of shareholder approval of the Cogentix Plan, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.

This registration statement on Form S-8 is filed by the Company to register the shares of Common Stock to be issued and sold under (A) the Cogentix Plan, (B) Uroplasty, Inc. 2006 Amended Stock and Incentive Plan, as amended and restated, assumed by the Company pursuant to the Merger, and (C) Uroplasty’s 16 individual option agreements with former employees of Uroplasty, assumed by the Company pursuant to the Merger.

PART I

Information Required In The SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement have been or will be sent or given to each employee, officer, director and consultant as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered pursuant to Rule 428(b).

Part II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference into this registration statement:

(a)	The Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 23, 2015 (File No. 333-201721);

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Commission on May 30, 2014 (File No. 000-20970);

(c)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014, September 30, 3014 and December 31, 2014, filed with the Commission on August 14, 2014, November 13, 2014 and February 12, 2015, respectively (File No. 000-20970);

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on April 28, 2014, June 17, 2014, June 27, 2014, July 8, 2014, August 1, 2014, December 22, 2014, February 6, 2015, February 13, 2015 and March 31, 2015 (File No. 000-20970);

(e)	Uroplasty’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Commission on June 9, 2014 (File No. 001-32632);

(f)	Uroplasty’s Quarterly Reports on Form 10-Q for the fiscal quarters ended ended June 30, 2014, September 30, 3014 and December 31, 2014, filed with the Commission on July 31, 2014, October 31, 2014 and February 6, 2015, respectively (File No. 001-32632);

(g)	Uroplasty’s Current Reports on Form 8-K filed with the Commission on May 15, 2014, May 21, 2014, May 28, 2014, June 2, 2014, June 3, 2014, August 22, 2014, October 3, 2014, October 15, 2014, October 24, 2014, December 22, 2014, January 27, 2014, March 3, 2015, March 10, 2015 and March 31, 2015 (File No. 001-32632);

(h)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form S-4, as amended (File No. 333-201721), under the heading “Description of Vision Shares” filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents filed with the Commission by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the DGCL will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of such mandatory indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145, including liability under the Securities Act.

Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Registrant, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced by the Registrant to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made promptly unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event the Registrant denies a request for indemnification, or if the Registrant fails to dispose of a request for indemnification within 60 days after such payment is claimed by the indemnitee, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

The Registrant also maintains liability insurance policies which provide for indemnification of a director or officer of the Registrant. Among other things, the policies cover individual directors and officers in situations where they are not being indemnified by the Registrant. Typical exclusions apply, including for example where a director or officer has committed illegal adjudicated fraud and the gaining of illegal personal profit. Pursuant to the Merger Agreement, the Registrant will, in its sole discretion, either (i) continue to maintain in effect for a period of at least six years from and after the effective time of the Merger for the persons who, as of the date of the Merger Agreement, are covered by Uroplasty’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), or, if such insurance is unavailable, will purchase, the best available D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Uroplasty’s existing policies; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the Merger with recognized insurance companies for the persons who, as of the date of the Merger Agreement, are covered by Uroplasty’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Uroplasty’s existing D&O Insurance with respect to matters existing or occurring at or prior to the effective time with respect to Uroplasty’s D & O Insurance.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements and documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (Incorporated by reference to the copy filed as Appendix A to Uroplasty’s Definitive Proxy Statement as filed with the Commission on July 25, 2008 (File No. 001-32632)).

4.2	Vision-Sciences, Inc. 2000 Stock Incentive Plan (Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed with the Commission on June 29, 2000 (File No. 333-72547)).

4.3	Vision-Sciences, Inc. Director Option Plan, as amended (Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed with the Commission on June 29, 2000 (File No. 333-72547)).

4.4	Vision-Sciences, Inc. 2007 Stock Incentive Plan, as amended (Incorporated by reference to the Registrant’s Proxy Statement filed with the Commission on July 27, 2007 on Schedule 14A (File No. 000-20970)).

4.5	Form of Nonqualified Stock Option Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (Incorporated by reference to Exhibit 10.1 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)).

Exhibit No.	Description
4.6	Form of Non-employee Director Nonqualified Stock Option Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (Incorporated by reference to Exhibit 10.2 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)).

4.7	Form of Restricted Stock Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (Incorporated by reference to Exhibit 10.3 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)).

4.8	Form of Non-employee Director Restricted Stock Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan (Incorporated by reference to Exhibit 10.4 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632)).

4.9	Uroplasty, Inc. Performance Award Grant Notice 2006 Equity and Incentive Plan (Incorporated by reference to Exhibit 10.2 to Uroplasty’s Current Report on Form 8-K filed October 3, 2014 (File No. 001-32632)).

4.10	Cogentix Medical, Inc. 2015 Omnibus Incentive Plan (filed herewith).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP Regarding Legality (filed herewith).

23.1	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1).

23.2	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of EisnerAmper LLP (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	Employment Agreement between Uroplasty, Inc. and David B. Kaysen dated May 17, 2006 (Incorporated by reference to Exhibit 10.30 to Uroplasty’s Form 10-KSB for the year ended March 31, 2006) (File No. 001-32632)).

99.2	Employment Agreement between Uroplasty, Inc. and Mahedi A. Jiwani dated November 14, 2005 (Incorporated by reference to Exhibit 10.24 to Registrant’s Form 10-QSB for the period ended September 30, 2005) (File No. 001-32632)).

Item 9. Undertakings.

(a)          The undersigned Registrant hereby undertakes as follows:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 31, 2015.

Cogentix Medical, Inc.
(Registrant)

By:	/s/ Brett A. Reynolds
Brett A. Reynolds
Senior Vice President, Chief Financial Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Kill Robert C. Kill	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)	March 31, 2015
/s/ Brett A. Reynolds Brett A. Reynolds	Senior Vice President, Chief Financial Officer and Corporate Secretary (principal financial and accounting officer)	March 31, 2015
/s/ Brett A. Reynolds Brett A. Reynolds As attorney in fact for Kevin H. Roche, Kenneth H. Paulus, Lewis C. Pell, James P. Stauner, Howard I. Zauberman, Sven A. Wehrwein and Dr. Cheryl Pegus	Directors	March 31, 2015

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.	Incorporated by reference to the copy filed as Appendix A to Uroplasty’s Definitive Proxy Statement as filed with the Commission on July 25, 2008 (File No. 001-32632).
4.2	Vision-Sciences, Inc. 2000 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed with the Commission on June 29, 2000 (File No. 333-72547).
4.3	Vision-Sciences, Inc. Director Option Plan, as amended.	Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000 filed with the Commission on June 29, 2000 (File No. 333-72547).
4.4	Vision-Sciences, Inc. 2007 Stock Incentive Plan, as amended.	Incorporated by reference to the Registrant’s Proxy Statement filed with the Commission on July 27, 2007 on Schedule 14A (File No. 000-20970).
4.5	Form of Nonqualified Stock Option Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.	Incorporated by reference to Exhibit 10.1 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632).
4.6	Form of Non-employee Director Nonqualified Stock Option Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.	Incorporated by reference to Exhibit 10.2 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632).
4.7	Form of Restricted Stock Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.	Incorporated by reference to Exhibit 10.3 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632).
4.8	Form of Non-employee Director Restricted Stock Award Agreement under the Uroplasty, Inc. 2006 Amended Stock and Incentive Plan.	Incorporated by reference to Exhibit 10.4 to Uroplasty’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (File No. 001-32632).
4.9	Uroplasty, Inc. Performance Award Grant Notice 2006 Equity and Incentive Plan.	Incorporated by reference to Exhibit 10.2 to Uroplasty’s Current Report on Form 8-K filed October 3, 2014 (File No. 001-32632).
4.10	Cogentix Medical, Inc. 2015 Omnibus Incentive Plan.	Filed herewith.

Exhibit No.	Description	Method of Filing
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP Regarding Legality.	filed herewith.
23.1	Consent of Oppenheimer Wolff & Donnelly LLP.	included as part of Exhibit 5.1.
23.2	Consent of Grant Thornton LLP.	filed herewith.
23.3	Consent of EisnerAmper LLP.	filed herewith.
24.1	Power of Attorney.	filed herewith.
99.1	Employment Agreement between Uroplasty, Inc. and David B. Kaysen dated May 17, 2006.	Incorporated by reference to Exhibit 10.30 to Uroplasty’s Form 10-KSB for the year ended March 31, 2006) (File No. 001-32632).
99.2	Employment Agreement between Uroplasty, Inc. and Mahedi A. Jiwani dated November 14, 2005.	Incorporated by reference to Exhibit 10.24 to Registrant’s Form 10-QSB for the period ended September 30, 2005) (File No. 001-32632).